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                                                                     Exhibit 4.3

                             REVOLVING CREDIT NOTE
                             ---------------------


$18,000,000                                                         May 30, 1996



     On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, R.J. Tower Corporation, a Michigan corporation ("Company") promises to pay to the order of Bank of America Illinois ("Bank") care of Comerica Bank, as Agent, at 500 Woodward Avenue, Detroit, MI 48226, in lawful money of the United States of America, the sum of Eighteen Million Dollars ($18,000,000), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to the R.J. Tower Corporation Third Amended and Restated Credit Agreement dated as of January 16, 1996, made by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

     Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

     This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

     This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

     Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

     Nothing herein shall limit any right granted Bank by any other instrument or by law.
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     This Note replaces in part (by renewal) that certain Revolving Credit Note dated January 16, 1996, made in the principal amount of Twelve Million Dollars by Company payable to Bank.


                                    R.J. TOWER CORPORATION, a Michigan
                                    corporation


                                         /s/ Anthony A. Barone
                                    By:___________________________

                                    Its:__________________________